Exhibit 99.2

Western Refining Announces Pricing of Senior Secured Notes Offering

EL PASO, Texas--June 8, 2009--Western Refining, Inc. today announced that it priced its previously announced private offering of senior secured notes in two tranches. The first tranche consists of $325 million in aggregate principal amount of 11.250% Senior Secured Notes due 2017 (the “fixed rate notes”).  The fixed rate notes were sold at 91.445% of their face value. The second tranche consists of $275 million Senior Secured Floating Rate Notes due 2014 (the “floating rate notes”).  The floating rate notes were sold at 92.000% of their face value. The fixed rate notes will pay interest semi-annually at a rate of 11.250% per year and will mature on June 15, 2017.  The floating rate notes will pay interest quarterly at a rate of 3-month LIBOR (subject to a LIBOR floor of 3.25%) plus 7.50% per year and will mature on June 15, 2014.

Western Refining intends to use the net proceeds from the offering to repay indebtedness under its term loan credit agreement.

The senior secured notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.